July 30, 2007

FOR IMMEDIATE RELEASE

Investor Contact:  Mark Warren (205) 298-3220

Media Contact:  David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER EARNINGS

Birmingham, Alabama– July 30, 2007 – Vulcan Materials Company (NYSE:VMC) today announced second quarter earnings from continuing operations were $144 million, or $1.46 per diluted share.  Earnings from continuing operations in the second quarter of 2006 were $1.50 per diluted share and included gains of $0.15 per share resulting from the sale of contractual rights at its Bellwood quarry in Atlanta, $0.06 per share resulting from an increase in the carrying value of the ECU earn-out and $0.03 per share referable to a change in accounting principle retrospectively applied.  Excluding these gains, comparable earnings per diluted share from continuing operations were $1.46 versus $1.26, an increase of 16 percent from the prior year’s second quarter (refer to Table E attached).

Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “The significant slowdown in residential construction, driven by excess inventory of single-family houses in many markets, resulted in lower than expected volumes in all major product lines, despite growth in private nonresidential and public infrastructure construction.  Pricing for each major product line increased versus the prior year’s second quarter, more than offsetting the earnings effect from lower volumes.

“Our business has demonstrated remarkable resilience to the weakness in residential construction activity.  We have managed to grow margins even as aggregates volumes have declined.  This performance reflects the strength inherent in our broad geographic and end-use markets and a pricing environment for aggregates that recognizes the high cost of replacing reserves.”

Operating Results – Second Quarter

Quarterly net sales approximated the prior year’s second quarter level.  Gross profit as a percentage of net sales increased to 35 percent from 32 percent in the prior year due to higher earnings from aggregates and asphalt.

Aggregates revenues and earnings increased from prior year’s levels due to higher pricing.  Aggregates prices increased 14.6 percent from the prior year’s second quarter.  The Company realized double-digit improvements in all major markets.  Aggregates second quarter volumes were 10 percent lower than in the prior year.

Asphalt earnings increased significantly from the prior year.  A 16 percent increase in prices more than offset the earnings effects of a 14 percent decline in shipments.  Second quarter asphalt earnings also benefited from slightly lower unit costs for liquid asphalt.  Second quarter concrete earnings were lower than the prior year.  A 7 percent increase in concrete prices was more than offset by the earnings effect of a 28 percent decrease in concrete shipments.

Selling, administrative and general expenses in the second quarter increased approximately $6 million from the prior year’s second quarter due mostly to higher employee-related costs and expenses associated with certain corporate initiatives, including the pending acquisition of Florida Rock Industries, improving business processes and the replacement of legacy information systems.

Other operating income in the prior year’s second quarter included a $24.8 million gain from the sale of contractual rights at the Company’s Bellwood quarry in Atlanta.  There is no comparable gain in this year’s second quarter.

Other income in the prior year’s second quarter included a $10.8 million gain in the carrying value of the ECU earn-out as compared with a $1.2 million gain in this year’s second quarter.  As of June 30, 2007, the Company has earned the $150 million maximum payment provided for underthe terms of the ECU earn-out agreement related to the sale of its Chemicals business.

All results are unaudited.

Outlook – Second Half of 2007

Commenting on Vulcan’s outlook for the remainder of 2007, Mr. James stated, “Private nonresidential and public infrastructure construction continue to grow.  We believe that growth in these end markets during the second half of the year will mitigate some of the slowdown in residential construction.  We believe aggregates volumes in the second half of 2007 will be approximately 2 percent lower than the prior year’s second half, resulting in a full year decline of approximately 7 percent as compared with 2006.

“Aggregates pricing momentum remains strong and we expect aggregates prices to increase 12 to 13 percent for the full year.

“As a result, for the second half of 2007, we expect earnings from continuing operations of $2.80 to $3.15 per diluted share.  For the full year, we expect record earnings of $5.18 to $5.53 per diluted share.

“We are confident about the future opportunities for our business.  We are well positioned in markets where population, household formation and employment continue to drive growth in demand for our products.  Price trends in aggregates continue to be favorable and the broad use of aggregates throughout the U.S. economy contributes to relatively stable demand over the long term.  Our reinvestment of capital to reduce production and transportation costs, add reserves and increase our operational footprint through strategic acquisitions and greenfield site development will make our business even stronger when residential construction recovers.”

Earnings guidance provided in this press release does not reflect the pending merger with Florida Rock Industries, Inc.

Conference Call

Vulcan will release its earnings for the second quarter after the close of business on July 30, 2007, and host a conference call at 11:00 a.m. CDT on July 31, 2007.  Investors and other interested parties in the U.S. may access the teleconference live by calling (800) 798-2864 approximately 10 minutes before the scheduled start.  International participants can dial (617) 614-6206.  The access code is 71364009.  A live webcast will be available via the Internet through Vulcan's home page at vulcanmaterials.com.  The conference call will be recorded and available for replay approximately two hours after the call through August 7, 2007.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under two earn-outs contained in the agreement for the divestiture of the Company's Chemicals business; the Company’s ability to manage and successfully integrate acquisitions; risks and uncertainties related to the proposed transaction with Florida Rock Industries, Inc. (Florida Rock) including the ability to successfully integrate the operations of Florida Rock and to achieve the anticipated cost savings and operational synergies following the closing of the proposed transaction with Florida Rock; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year.  Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

				Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands, except per share data)

	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2007	2006	2007	2006

Net sales	$807,818	$807,781	$1,438,005	$1,450,053
Delivery revenues	71,026	80,381	128,026	146,797
Total revenues	878,844	888,162	1,566,031	1,596,850

Cost of goods sold	522,585	549,898	985,577	1,028,277
Delivery costs	71,026	80,381	128,026	146,797
Cost of revenues	593,611	630,279	1,113,603	1,175,074

Gross profit	285,233	257,883	452,428	421,776
Selling, administrative and general expenses	71,308	65,151	145,710	130,163
Gain on sale of property, plant and equipment, net	4,852	1,304	51,239	2,061
Other operating expense (income), net	1,544	(24,088)	3,578	(23,463)
Operating earnings	217,233	218,124	354,379	317,137

Other (expense) income, net	(113)	10,756	1,089	22,849
Interest income	1,117	1,472	2,440	4,119
Interest expense	8,091	5,690	14,726	11,975
Earnings from continuing operations
before income taxes	210,146	224,662	343,182	332,130
Provision for income taxes	66,465	72,314	110,162	107,878
Earnings from continuing operations	143,681	152,348	233,020	224,252
Loss on discontinued operations, net of tax	(1,670)	(1,715)	(2,135)	(3,534)
Net earnings	$142,011	$150,633	$230,885	$220,718
Basic earnings (loss) per share:
Earnings from continuing operations	$1.50	$1.53	$2.44	$2.24
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.03)
Net earnings per share	$1.49	$1.51	$2.42	$2.21

Diluted earnings (loss) per share:
Earnings from continuing operations	$1.46	$1.50	$2.38	$2.20
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.04)
Net earnings per share	$1.45	$1.48	$2.36	$2.16

Weighted-average common shares
outstanding:
Basic	95,578	99,430	95,376	99,988
Assuming dilution	98,157	101,636	98,023	102,153
Cash dividends declared per share
of common stock	$0.46	$0.37	$0.92	$0.74
Depreciation, depletion, accretion and
amortization from continuing operations	$63,903	$55,170	$124,705	$108,843
Effective tax rate from continuing operations	31.6%	32.2%	32.1%	32.5%

			Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2007	2006	2006

Assets
Cash and cash equivalents	$34,593	$55,230	$71,191
Accounts and notes receivable:
Accounts and notes receivable, gross	464,165	394,815	612,484
Less: Allowance for doubtful accounts	(3,246)	(3,355)	(4,238)
Accounts and notes receivable, net	460,919	391,460	608,246
Inventories:
Finished products	251,486	214,508	204,114
Raw materials	11,803	9,967	10,138
Products in process	2,494	1,619	1,959
Operating supplies and other	20,329	17,443	18,452
Inventories	286,112	243,537	234,663
Deferred income taxes	18,531	25,579	19,281
Prepaid expenses	14,711	15,388	13,830
Total current assets	814,866	731,194	947,211
Investments and long-term receivables	5,004	6,664	6,729
Property, plant and equipment:
Property, plant and equipment, cost	4,119,748	3,897,618	3,668,316
Less: Reserve for depr., depl., & amort.	(2,114,125)	(2,028,504)	(1,953,064)
Property, plant and equipment, net	2,005,623	1,869,114	1,715,252
Goodwill	650,205	620,189	630,802
Other assets	213,951	200,673	189,500
Total assets	$3,689,649	$3,427,834	$3,489,494

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$727	$630	$32,547
Short-term borrowings	224,000	198,900	217,000
Trade payables and accruals	161,032	154,215	186,978
Other current liabilities	126,350	133,763	181,022
Total current liabilities	512,109	487,508	617,547
Long-term debt	321,365	322,064	322,645
Deferred income taxes	293,199	287,905	278,778
Other noncurrent liabilities	340,386	319,458	289,608
Total liabilities	1,467,059	1,416,935	1,508,578
Shareholders' equity:
Common stock, $1 par value	139,705	139,705	139,705
Capital in excess of par value	248,153	191,695	172,079
Retained earnings	3,124,385	2,982,526	2,803,275
Accumulated other comprehensive
income (loss)	2,924	(4,953)	(2,213)
Treasury stock at cost	(1,292,577)	(1,298,074)	(1,131,930)
Shareholders' equity	2,222,590	2,010,899	1,980,916
Total liabilities and shareholders' equity	$3,689,649	$3,427,834	$3,489,494

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2007	2006

Operating Activities
Net earnings	$230,885	$220,718
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	124,705	108,861
Net gain on sale of property, plant and equipment	(51,239)	(2,061)
Net gain on sale of contractual rights	-	(24,849)
Contributions to pension plans	(584)	(778)
Share-based compensation	8,282	8,354
Increase in assets before initial
effects of business acquisitions and dispositions	(113,828)	(143,068)
Increase in liabilities before initial
effects of business acquisitions and dispositions	19,570	33,588
Other, net	148	(6,664)
Net cash provided by operating activities	217,939	194,101

Investing Activities
Purchases of property, plant and equipment	(234,800)	(187,273)
Proceeds from sale of property, plant and equipment	55,492	4,742
Proceeds from sale of contractual rights, net of cash transaction fees	-	24,888
Proceeds from sale of Chemicals business	8,418	3,930
Payment for businesses acquired, net of acquired cash	(58,861)	(20,355)
Proceeds from sales and maturities of medium-term investments	-	175,140
Decrease in investments and long-term receivables	1,660	240
Other, net	718	543
Net cash provided by (used for) investing activities	(227,373)	1,855

Financing Activities
Net short-term borrowings	25,100	217,000
Payment of short-term debt and current maturities	(320)	(240,305)
Payment of long-term debt	(47)	-
Purchases of common stock	(4,800)	(335,224)
Dividends paid	(87,610)	(73,855)
Proceeds from exercise of stock options	32,963	19,537
Excess tax benefits from exercise of stock options	23,511	9,626
Other, net	-	3,318
Net cash used for financing activities	(11,203)	(399,903)

Net decrease in cash and cash equivalents	(20,637)	(203,947)
Cash and cash equivalents at beginning of period	55,230	275,138
Cash and cash equivalents at end of period	$34,593	$71,191

				Table D

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows
for the six months ended June 30 is summarized below (amounts in thousands):
			2007	2006

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized			$14,904	$18,059
Income taxes			61,994	57,958

Supplemental Schedule of Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant and equipment			26,518	15,194
Debt issued for purchases of property, plant and equipment			10	-
Proceeds receivable from exercise of stock options			216	-
Accrued liabilities for purchases of treasury stock			-	17,678

2. Net Sales and Unit Shipments
	(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
Net Sales by Product - Customer	2007	2006	2007	2006

Aggregates, excluding freight
to remote distribution sites	$551,575	$531,902	$975,424	$958,754
Freight to remote distribution sites	37,545	37,810	69,454	70,824
Aggregates	589,120	569,712	1,044,878	1,029,578
Asphalt mix	126,016	126,111	222,861	211,311
Concrete	55,568	72,510	103,596	137,083
Other products	37,114	39,448	66,670	72,081

Total net sales	$807,818	$807,781	$1,438,005	$1,450,053

Unit Shipments

Aggregates
Customer tons	60,323	66,623	106,028	119,915
Internal tons *	2,780	3,486	5,118	6,359
Aggregates - tons	63,103	70,109	111,146	126,274

Asphalt mix - tons	2,609	3,041	4,645	5,305

Concrete - cubic yards	586	817	1,090	1,567

* Represents tons shipped primarily to our other operations (e.g., asphalt mix and concrete).
Revenue from internal shipments is not included in net sales as presented in the accompanying Consolidated Statements of Earnings.

				Table E
Reconciliation of Non-GAAP Performance Measures
	(Amounts in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

GAAP Earnings from continuing operations before income taxes	$210,146	$224,662	$343,182	$332,130
Gain on sale of contractual rights (1)	-	(24,849)	-	(24,849)
Gain on sale of California real estate, net (2)	-	-	(41,332)	-
Gain from adjustment in the carrying value
of the ECU earn-out (3)	(1,229)	(10,805)	(1,929)	(22,986)
Retrospective adjustment related to a change in accounting
principle (4)	-	(176)	-	(436)
Earnings from continuing operations before income taxes,
as adjusted (5)	$208,917	$188,832	$299,921	$283,859

GAAP Diluted earnings per share from continuing operations	$1.46	$1.50	$2.38	$2.20
After-tax gain per diluted share resulting from the sale of
contractual rights (1)	-	(0.15)	-	(0.15)
After-tax gain per diluted share resulting from sale of
California real estate, net (2)	-	-	(0.25)	-
After-tax gain per diluted share resulting from the adjustment
in the carrying value of the ECU earn-out (3)	-	(0.06)	(0.01)	(0.13)
After-tax gain per diluted share resulting from the retrospective
adjustment related to a change in accounting principle (4)	-	(0.03)	-	(0.03)
Earnings per share from continuing operations, net of tax,
as adjusted (5)	$1.46	$1.26	$2.12	$1.89

(1) During the second quarter of 2006, the Company recognized a $25 million pretax gain from the sale of its contractual rights to mine the
Bellwood quarry in Atlanta, Georgia. The City of Atlanta plans to convert the property into a city park and greenspace as part of a larger economic growth and development project around the city's perimeter. The Company worked with city and county officials to achieve this mutually beneficial transaction. The Company will continue operating the quarry for approximately 2 years subsequent to the sale as it transitions customers to its existing 12 quarries in the greater Atlanta area and to a new, zoned site purchased in 2004 in anticipation of the Bellwood sale.

(2) In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amounts shown above are net of the related incentives ratably applied in accordance with U.S.
Generally Accepted Accounting Principles (GAAP).

(3) In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of
Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic
Chemicals is required to make payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005, capped at $150 million (ECU earn-out or ECU derivative). The ECU earn-out is accounted for as a derivative instrument; accordingly, it is reported at fair value. Changes to the fair value of the ECU derivative are recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(4) On January 1, 2007 the Company adopted FSP AUG AIR-1 "Accounting for Planned Major Maintenance Activities" and retrospectively adjusted prior year financial statements, as required under the FSP. One result of the retrospective application of this change in accounting principle was an increase in the cumulative undistributed earnings at a certain wholly owned foreign subsidiary, and an increase in the associated deferred tax liability. During the second quarter of 2006, we determined that the cumulative undistributed earnings at this foreign subsidiary would be indefinitely reinvested offshore, and accordingly reversed the associated deferred tax liability pursuant to Accounting Principles Board Opinion No. 23, "Accounting for Income Taxes - Special Areas." Consistent with our prior determination that the cumulative undistributed earnings would be indefinitely reinvested offshore, the deferred tax liability arising from the retrospective adjustments was reversed, resulting in a favorable adjustment to the provision for income taxes for the three and six months ended June 30, 2006.

(5) The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its Construction Materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of the items described more fully above.

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our Construction Materials business and provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.